EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 31, 2016, with respect to the consolidated financial statements of Coca-Cola East Japan Co., Ltd. included in the Registration Statement of Coca-Cola West Company, Limited.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

February 24, 2017